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                                                                      Exhibit 11

THE RAYMOND CORPORATION AND SUBSIDIARIES

Exhibit 11: Statement Re: Computation of Per-Share Earnings
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
                                                            Year ended December 31,
                                                             1996           1995          1994
                                                             ----           ----          ----
                                                           (In thousands except per share data.)
Primary

  Average Shares Outstanding                                  7,524         7,177         6,984

  Net effect of dilutive stock
   options based on the treasury
   stock method using average
   market price                                                  47            67            71
                                                            -------       -------       -------
    Total                                                     7,571         7,244         7,055
                                                            =======       =======       =======
    Net Income                                              $15,019       $13,074       $ 9,727
                                                            =======       =======       =======
Per Share Amount (1)                                        $  1.98       $  1.80       $  1.38
                                                            =======       =======       =======

Fully Diluted:

  Average Shares Outstanding                                  7,524         7,177         6,984

  Net effect of dilutive stock options
   based on the treasury stock method using
   the period end market price, if higher
   than the average market price                                 49            72            77

  Assumed conversion of 6.5%
   convertible subordinated
   debentures (62.2379 shs./$1000)                            3,103         3,427         3,579
                                                            -------       -------       -------
      Total Outstanding                                      10,676        10,676        10,640
                                                            =======       =======       =======

  Net Income:                                               $15,019       $13,074       $ 9,727

  Add 6.5% convertible subordinated
   debenture interest, net of
   federal tax effect:                                        2,134         2,333         2,467
                                                            -------       -------       -------
       Net Income                                           $17,153       $15,407       $12,194
                                                            =======       =======       =======

  Per Share Amount                                          $  1.61       $  1.44       $  1.15
                                                            =======       =======       =======
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(1) Primary per share amounts of $2.00, $1.82 and $1.39 for 1996, 1995 and 1994 reported in the consolidated financial statements exclude the net effect of dilutive stock options as the aggregate dilution from these securities was immaterial (less than three percent of earnings per common share outstanding).